Exhibit 99.1

California Pizza Kitchen to Present at the Raymond James Institutional
   Investors Conference and the Bank of America Consumer Conference


    LOS ANGELES--(BUSINESS WIRE)--Feb. 21, 2007--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the Raymond James Institutional Investors Conference in Orlando, Florida on Monday, March 5, 2007 at 1:40 p.m. ET and the Bank of America Consumer Conference in New York, New York on Tuesday, March 13, 2007 at 3:20 p.m. ET.

    Interested parties can listen to an audio webcast of both presentations by going to www.cpk.com. A replay of the presentations will be available by the end of the day and will be archived for ninety days.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.07. As of February 21, 2007 the company operates, licenses or franchises 207 restaurants, of which 178 are company-owned and 29 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.


    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media)
             Sue Collyns (investors)
             310-342-5000